Exhibit 99.1

Stifel Reports August 2023 Operating Data

ST. LOUIS, MO, September 28, 2023 – Stifel Financial Corp. (NYSE: SF) today reported selected operating results for August 31, 2023 in an effort to provide timely information to investors on certain key performance metrics. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

Ronald J. Kruszewski, Chairman and Chief Executive Officer, said, “Client cash increased by 2% in August as incremental deposits into our Smart Rate program increased, while cash sorting activity remained subdued. Additionally, Sweep and Smart Rate balances in September have increased from end of August levels. We continued to see strong financial advisor recruiting in August, which helped to partially offset the impact of lower equity markets on total client assets. In our institutional business, investment banking pipelines are improving but market conditions have delayed both deal announcements and closings.”

Selected Operating Data (Unaudited)
	As of			% Change
(millions)	8/31/2023	8/31/2022	7/31/2023	8/31/2022	7/31/2023
Total client assets	$424,939	$387,223	$426,667	10%	(0)%
Fee-based client assets	$156,359	$144,733	$157,996	8%	(1)%
Private Client Group fee-based client assets	$137,248	$127,042	$138,692	8%	(1)%
Bank loans, net (includes loans held for sale)	$20,401	$20,854	$20,753	(2)%	(2)%
Client money market and insured product (1)	$25,481	$26,282	$24,976	(3)%	2%

(1)	Includes Sweep deposits, Smart Rate deposits, Third-party Bank Sweep Program, and Other Sweep cash.

Company Information

Stifel Financial Corp. (NYSE: SF) is a financial services holding company headquartered in St. Louis, Missouri, that conducts its banking, securities, and financial services business through several wholly owned subsidiaries. Stifel’s broker-dealer clients are served in the United States through Stifel, Nicolaus & Company, Incorporated, including its Eaton Partners business division; Keefe, Bruyette & Woods, Inc.; Miller Buckfire & Co., LLC; and Stifel Independent Advisors, LLC. The Company’s broker-dealer affiliates provide securities brokerage, investment banking, trading, investment advisory, and related financial services to individual investors, professional money managers, businesses, and municipalities. Stifel Bank and Stifel Bank & Trust offer a full range of consumer and commercial lending solutions. Stifel Trust Company, N.A. and Stifel Trust Company Delaware, N.A. offer trust and related services. To learn more about Stifel, please visit the Company’s website at www.stifel.com. For global disclosures, please visit www.stifel.com/investor-relations/press-releases.

Media Contact: Neil Shapiro (212) 271-3447 | Investor Contact: Joel Jeffrey (212) 271- 3610 | www.stifel.com/investor-relations